Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Capital Clean Energy Carriers Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common shares Preferred shares Rights
	Debt Convertible into Equity	Debt securities convertible into or exchangeable for common shares or other securities
	Non-Convertible Debt	Debt securities		(3)
	Unallocated (Universal) Shelf		457(o)	(1)	N/A	$500,000,000.00(4)	0.00015310	$76,550.00

	Total Offering Amounts					$500,000,000.00		$76,550.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$76,550.00

(1)

There is being registered hereunder an indeterminate principal amount or number of our common shares, preferred shares, rights or debt securities which may be issued in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.

(3)

If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(4)

Also includes such indeterminate amount of debt securities and number of rights, preferred shares and common shares as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange into other securities.